Exhibit 99.1

CUSIP No. 00810B105	Schedule 13D

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock beneficially owned by each of them of Aerpio Pharmaceuticals, Inc.  This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of May, 2020.

NOVARTIS BIOVENTURES LTD.

By:	/s/ Bart Dzikowski
Name:	Bart Dzikowski
Title:	Secretary of the Board

By:	/s/ Florian Muellershausen
Name:	Florian Muellershausen
Title:	Authorized Signatory

NOVARTIS AG

By:	/s/ Bart Dzikowski
Name:	Bart Dzikowski
Title:	Authorized Signatory

By:	/s/ Florian Muellershausen
Name:	Florian Muellershausen
Title:	Authorized Signatory